As filed with the Securities and Exchange Commission on July 12, 2007
Registration No. 333-52516
Registration No. 333-66258
Registration No. 333-69284
Registration No. 333-81836
Registration No. 333-87102
Registration No. 333-114262
Registration No. 333-136209

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-52516
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-66258
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-69284
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-81836
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-87102
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-114262
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-136209
Under
The Securities Act of 1933

Stratos International, Inc.
(formerly Stratos Lightwave, Inc.)
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-4360035 (I.R.S. Employer Identification Number)

7444 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-9600
(Address of Principal Executive Offices)

Stratos Lightwave, Inc. 2000 Stock Plan
Stratos Lightwave, Inc. 401 (k) Savings Plan
Stratos Lightwave, Inc. 2002 Stock Plan for Acquired Companies
Stratos Lightwave, Inc. 2003 Stock Plan
(Full Titles of Plans)

Phillip A. Harris
President and Chief Executive Officer
Stratos International, Inc.
7444 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-9600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Thomas R. Stephens, Esq.
Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, 8th Floor
Denver, Colorado 80202
(303) 592-3100

DEREGISTRATION OF UNSOLD SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (together, the “Registration Statements”) of Stratos International, Inc. (formerly Stratos Lightwave, Inc., and herein, the “Company”):
     File No. 333-52516, pertaining to the registration of 4,500,000 shares of common stock, par value $0.01 per share of the Company (“Common Stock”) issuable under awards granted under the Stratos Lightwave, Inc. 2000 Stock Plan, which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on December 22, 2000;
     File No. 333-66258, pertaining to the registration of an additional 4,500,000 shares of Common Stock issuable under awards granted under the Stratos Lightwave, Inc. 2000 Stock Plan, which was filed with the SEC and became effective on July 30, 2001;
     File No. 333-69284, pertaining to the registration of 165,000 shares of Common Stock issuable pursuant to the Stratos Lightwave, Inc. 401 (k) Savings Plan, which was filed with the SEC and became effective on September 12, 2001;
     File No. 333-81836, pertaining to the registration of 550,000 shares of Common Stock issuable under awards granted under the Stratos Lightwave, Inc. 2002 Stock Plan for Acquired Companies, which was filed with the SEC and became effective on January 31, 2002;
     File No. 333-87102, pertaining to the registration of 600,000 shares of Common Stock issuable under awards granted under the Stratos Lightwave, Inc. 2002 Stock Plan for Acquired Companies, which was filed with the SEC and became effective on April 26, 2002;
     File No. 333-114262, pertaining to the registration of 1,370,000 shares of Common Stock issuable under awards granted under the Stratos Lightwave, Inc. 2003 Stock Plan, which was filed with the SEC and became effective on April 7, 2004; and
     File No. 333-136209, pertaining to the registration of 1,330,000 shares of Common Stock issuable under awards granted under the Stratos Lightwave, Inc. 2003 Stock Plan, which was filed with the SEC and became effective on August 1, 2006.
     On May 14, 2007, the Company, Emerson Network Power Connectivity Solutions, Inc. (“Parent”), a Delaware corporation, and a wholly-owned subsidiary of Parent Emersub C, Inc., a Delaware corporation (“Sub”), entered into an Agreement and Plan of Merger pursuant to which Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on July 12, 2007 as a result of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
     As a result of the Merger, the Company’s Common Stock registered under the Registration Statements has been canceled and is no longer outstanding, and so the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby files these Post-Effective Amendments No. 1 to the Registration Statements to remove from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 12, 2007.

STRATOS INTERNATIONAL, INC.
By:	/s/ Phillip A. Harris
Name:	Phillip A. Harris
Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons, in the capacities indicated, as of July 12, 2007.

Name and Signature	Title

/s/ Phillip A. Harris Name: Phillip A. Harris	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Barry Hollingsworth Name: Barry Hollingsworth	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Reginald W. Barrett * Name: Reginald W. Barrett	Chairman of the Board

/s/ Kenne P. Bristol * Name: Kenne P. Bristol	Director

/s/ David Y. Howe * Name: David Y. Howe	Director

/s/ Charles Daniel Nelsen * Name: Charles Daniel Nelsen	Director

/s/ Edward J. O’Connell * Name: Edward J. O’Connell	Director

/s/ Brian J. Stark * Name: Brian J. Stark	Director

/s/ Newell V. Starks * Name: Newell V. Starks	Director

* By:	/s/ Phillip A. Harris
Name:	Phillip A. Harris
As Attorney-in-Fact